Exhibit 99.1

Soluna Announces Monthly Business Update

Customer Deployments Begin at Project Dorothy 2: Phase 1, and Project Sophie Achieves a Record 1.0 EH/s

ALBANY, NY, June 5, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its May 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Soluna Reports Q1-25 Results - Q1 Revenue of $5.9 Million and 220MW of New Projects in Development. Read the full update here.

●	Soluna Signs Term Sheet for its First Solar-Powered Data Center – With 75 MW Project Annie, Soluna continues to grow its development pipeline, which now exceeds 773 MW across wind, grid, and solar-powered computing projects. Learn more here.

●	Fireside Chat with Water Tower Research – CEO John Belizaire and CFO John Tunison discuss Soluna’s Q1’25 Results. Sign up here to access the recording.

●	New AMA – CFO John Tunison answers shareholders’ and potential investors’ most-asked questions in the latest installment of Soluna’s “Ask Me Anything” (AMA) series. Get the answers here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Successfully navigated the ERCOT 4 Coincident Peak (4CP) program for the 3rd year in a row to help ERCOT stabilize grid demand.

●	Insulation, baffling, and active cooling on power infrastructure have been implemented in preparation for summer.

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	Substantial completion of Phase 1 was achieved in early May, and customer deployments are ongoing.

●	The commissioning of Phase 2 is expected to begin in the coming weeks and is on schedule to be substantially completed by August.

●	The mechanical construction of Phase 3 MDC buildings is underway.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The site returned to full capacity following the completed expansion of an existing customer, achieving a record 1.05 EH/s at the site.

●	Conducted testing on new Firmware and BTC Miner models.

Project Kati (166 MW Under Development, Bitcoin Hosting and AI):

●	The construction bid process for Phase 1 (83 MW) of Bitcoin Hosting has been completed to support the finalization of capital formation.

Customer Success:

●	Completed deployment of the first ~476 next-generation S21+ miners for the recently contracted new partnership with Blockware. The deployment of ~5 MWs of S21+ machines is expected to be completed in June at the new Dorothy 2 site. CEO John Belizaire joined the Blockware podcast to discuss the partnership. Listen here.

●	Completed deployment of customer growth and expansion at Project Sophie. This would be our 3rd partnership expansion with this hyperscale customer.

●	Project Dorothy 2 contracting continues for June-September 2025; 48 MWs subscribed with both brand new customers & current customer expansions, and are in the final stages of negotiation.

●	Our team recently attended the annual Bitcoin 2025 conference and received very positive feedback from current customers and key market players about Soluna’s Bitcoin Hosting services and our ability to meet increasing market demand for hosting needs.

View Soluna’s recent AMA here.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the completion of Project Dorothy 2, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

X (formerly Twitter): x.com/solunaholdings

YouTube: youtube.com/c/solunacomputing

Newsletter: bit.ly/solunasubscribe

Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Cybele Ramirez

Director, Marketing

Soluna Holdings, Inc.

ir@soluna.io